Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

KINTARA THERAPEUTICS, INC.

WARRANT TO PURCHASE SERIES C PREFERRED STOCK

Warrant No. ___________	Dated: August __, 2020

Kintara Therapeutics, Inc., a Nevada corporation (the “Company”), hereby certifies that, for value received, Aegis Capital Corp. or its Permitted Transferees (as hereinafter defined) (the “Holder”), is entitled to purchase from the Company up to a total of _____shares of Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), of the Company (each such share, a “Warrant Share” and all such shares issuable under the warrants, the “Warrant Shares”) at an exercise price of $1,000 per share (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and from the date hereof and through August __, 2024 (the “Expiration Date”), and subject to the following terms and conditions.

This Warrant is being issued pursuant to that certain Placement Agency Agreement dated June 24, 2020, as amended, among the Company and Aegis Capital Corp. (the “Placement Agency Agreement”) and in connection with the Company’s private offering to accredited investors of Series C Preferred Stock in accordance with, and subject to, the terms and conditions described in that certain Confidential Private Placement Memorandum, dated June 24, 2020, as the same may be amended and supplemented from time to time (the “Private Placement Memorandum”). All warrants that are issued to the Placement Agent and its designees are referred to herein, collectively, as the “Warrants” and the holders of the Warrants (as well as any subsequent Permitted Transferees) along with the Holder named herein, the “Holders.”

1. Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Placement Agency Agreement.

2. Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual transfer of the Warrants.

3. Registration of Transfers. The Company shall register the transfer and/or assignment of any portion of this Warrant (a “Permitted Transferee”) in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company’s transfer agent or to the Company at its address specified herein. Upon any such registration or transfer, a new warrant to purchase Series C Preferred Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the Permitted Transferee, the portion so transferred shall be cancelled, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the Permitted Transferee thereof shall be deemed the acceptance by such Permitted Transferee of all of the rights and obligations of a holder of a Warrant.

4. Exercise and Duration of Warrants.

(a) This Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the date hereof to and including the Expiration Date. At 5:00 p.m., (New York City time) on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value and this Warrant shall be terminated and no longer be outstanding.

(b) The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “Cashless Exercise” if so indicated in the Exercise Notice pursuant to Section 10 below), and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.”

(c) Exercise Disputes. In the case of any dispute with respect to the number of shares to be issued upon exercise of this Warrant, the Company shall promptly issue such number of shares of Series C Preferred Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via fax (or, if the Holder has not provided the Company with a fax number, by overnight courier) within five (5) Business Days of receipt of the Holder’s election to purchase Warrant Shares. If the Holder and the Company are unable to agree as to the determination of the Exercise Price within five (5) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall in accordance with this Section, submit via facsimile the disputed determination to its independent auditor. The Company shall cause its independent auditor to perform the determinations or calculations and notify the Company and the Holder of the results promptly, in writing and in sufficient detail to give the Holder and the Company a clear understanding of the issue. The determination by the Company’s independent auditor shall be binding upon all parties absent manifest error. The Company shall then on the next Business Day instruct its transfer agent to issue certificate(s) representing the appropriate number of Warrant Shares in accordance with the independent auditor’s determination and this Section. The prevailing party shall be entitled to reimbursement of all reasonable fees and expenses of such determination and calculation.

5. Delivery of Warrant Shares.

(a) Upon exercise of this Warrant, the Company shall promptly (but in no event later than two (2) Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares to which the Holder is entitled upon such exercise, free of restrictive legends unless the Warrant Shares (including the common stock of the Company issuable upon conversion of the Warrant Shares (the “Common Stock”) are not freely transferable pursuant to Rule 144 under the Securities Act. To the extent the Warrant Shares (inclusive of Common Stock) may be issued free of restrictive legends as set forth above, upon request of the Holder, the Company shall use its best efforts to deliver Warrant Shares (inclusive of Common Stock) hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. For the purposes hereof, the term “Trading Day” means (a) any day on which the Series C Preferred Stock (inclusive of Common Stock) is listed or quoted and traded on its primary trading market and/or quotation system, as the case may be, (b) if the Series C Preferred Stock (inclusive of Common Stock) is not then listed or quoted and traded on any trading market, then a day on which trading occurs on the Nasdaq Global Market (or any successor thereto), or (c) if trading ceases to occur on the Nasdaq Global Market (or any successor thereto), any Business Day.

(b) This Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c) The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, the recovery of any judgment against any individual or entity (collectively, a “Person”) or any action to enforce the same, or any setoff, counterclaim or recoupment against the Holder, or any breach or alleged breach by the Holder or any other Person of any other obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares.

6. Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Series C Preferred Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction, or surrender of any mutilated Warrant.

8. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Series C Preferred Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (after giving effect to the adjustments and restrictions of Section 9, if any). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such action as may be necessary to assure that such shares of Series C Preferred Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Series C Preferred Stock may be listed.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Series C Preferred Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Series C Preferred Stock, (ii) subdivides outstanding shares of Series C Preferred Stock into a larger number of shares, or (iii) combines outstanding shares of Series C Preferred Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Series C Preferred Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Series C Preferred Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. In addition, the dividends that holders of Series C Preferred are entitled to receive as set forth in Section 3 of the Certificate of Designation of Preferences, Rights And Limitations of Series C-1 Preferred Stock of the Company (“Certificate of Designation”) shall commence to accrue to the Holder upon issuance of this Warrant and shall continue to accrue as long as this Warrant (or underlying Series C Preferred Stock) is held, and subject to payment upon the conversion events as set forth in the Certificate of Designation or upon exercise of this Warrant. For clarification, the Holder is not required to exercise this Warrant to be entitled to the accrual of dividends on the Warrant Shares and such dividends shall be payable at the time of conversion or upon such exercise.

(b) Intentionally Omitted.

(c) Fundamental Transactions. If at any time at any time after the date on which this Warrant may be exercised: the Company proposes to engage in a “Fundamental Transaction” (as hereinafter defined) then, and in any one or more of such cases, the Company will give to the Holder at least 10 days’ prior written notice of the date on which the books of the Company will close or a record will be taken for determining rights to vote with respect to such Fundamental Transaction. Such notice will describe the nature of the Fundamental Transaction and will also specify the date on which the holders of the Warrant Shares will be entitled to exchange their securities for securities or other property deliverable upon the consummation of the Fundamental Transaction. The Holder shall have the right to exercise the Warrants concurrent with the closing of the Fundamental Transaction and receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to the occurrence of such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of the Warrants. A “Fundamental Transaction” is any (i) merger or consolidation of the Company with or into (whether or not the Company is the surviving corporation) another individual or any corporation, partnership, trust, limited liability company or other entity or organization of any kind (“Person”) (ii) any sale, assignment, transfer, conveyance or other disposition by the Company of all or substantially all of its assets in one or a series of related transactions; provided, however, that for avoidance of doubt, the granting of a lien on all or substantially all of the Company’s assets as collateral shall not be deemed a Fundamental Transaction hereunder, (iii) purchase, tender or exchange offer by the Company (or to which the Company is a party) that will be for more than 50% of the outstanding shares of Common Stock of the Company (not including any shares of Common Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) requiring shareholder approval with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock of the Company (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reclassification of the Warrant Shares or any compulsory share exchange pursuant to which the Warrant Shares are effectively converted into or exchanged for other securities, cash or property.

Subject to the next sentence, if any Fundamental Transaction shall be effected, then, as a condition of such transaction, lawful and adequate provision shall be made whereby the Holder of this Warrant shall thereafter have the right to purchase and receive on exercise of this Warrant upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the Warrant Shares immediately theretofore purchasable and receivable upon the exercise of this Warrant at the time of the closing of the Fundamental Transaction, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding Warrant Shares equal to the number of Warrant Shares immediately theretofore purchasable and receivable upon the exercise of this Warrant had such Fundamental Transaction not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions of this Warrant (including, without limitation, provision for adjustment of the number of shares issuable upon the exercise of this Warrant) shall thereafter be applicable as nearly as may be possible in relation to any shares of stock, securities, or assets thereafter deliverable upon exercise of Warrant. Notwithstanding the foregoing, in the event of a Fundamental Transaction in which the holders of Warrant Shares receive in exchange, conversion or other transfer or disposition of their Warrant Shares solely for cash, this Warrant will automatically be deemed to be exercised in full in the manner set forth in Section 10, without any further action on behalf of the Holder immediately prior to the closing of such Fundamental Transaction and the Holder shall be entitled solely to the cash price per share for each Warrant Share held following such exercise. For the avoidance of doubt, except as expressly set forth in this Section 9(c), in no event does this agreement result in the Company having an obligation to issue cash or other assets to the Warrants holder.

(d) No Avoidance. The Company will not by reorganization, transfer of assets, consolidation, merger, dissolution, or otherwise, avoid or seek to avoid observance or performance of any of the terms of this Section 9, but will at all times in good faith assist in the carrying out and performance of all provisions of this Section 9 in order to protect the rights of the Holder against impairment.

(e) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, as applicable, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased, as applicable, number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(f) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest share, as applicable. The number of shares of Series C Preferred Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Series C Preferred Stock.

(g) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.

(h) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Series C Preferred Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, or enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least ten calendar days prior to the applicable record or effective date on which a Person would need to hold Series C Preferred Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10. Payment of Exercise Price. The Holder shall pay the Exercise Price in immediately available funds (a “Cash Exercise”); or the Holder may satisfy its obligation to pay the Exercise Price through a “Cashless Exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

where:
X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares that Holder would otherwise have been entitled to purchase hereunder pursuant to a cash exercise (or such lesser number of Warrant Shares as the Holder may designate in the case of a partial exercise of this Warrant).

A = the Fair Market Value of one share of the Company’s Series C Preferred Stock (at the date of such Cashless Exercise).

B = the Exercise Price.

For the avoidance of doubt, there is no circumstance that would require the Company to net cash settle the Warrants. For the avoidance of doubt, the Company may settle a cash exercise of the Warrant with unregistered shares of common stock.

For purposes of this Section 10, “Fair Market Value” of one share of the Company’s Series C Preferred Stock shall mean:

(i)	If the Common Stock is traded Over-The-Counter or Nasdaq or on any other exchange, the per share Fair Market Value for the Series C Preferred Stock will be the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market or the closing price quoted on Nasdaq or any other exchange on which the Common Stock is listed, whichever is applicable, as published in The Wall Street Journal for the immediately preceding trading day prior to the date of determination of Fair Market Value multiplied by the number of shares of Common Stock into which each share of Series C Preferred Stock is then convertible; or

(ii)	In the event of an exercise in connection with a merger, acquisition or other consolidation in which the Company is not the surviving entity, the per share Fair Market Value for the Series C Preferred Stock shall be the value to be received per share of Series C Preferred Stock by all holders of the Series C Preferred Stock in such transaction as determined by the Board of Directors; or

(iii)	In any other instance, the per share Fair Market Value for the Series C Preferred Stock shall be as determined in good faith by the Company’s Board of Directors based on relevant facts and circumstances at the time of the Cashless Exercise.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued to the Holder (provided the U.S. Securities and Exchange Commission continues to take the position that such treatment is proper at the time of such exercise).

11. Intentionally Omitted.

12. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. In lieu of any fractional shares which would otherwise be issuable, the Company shall have the option to either (a) pay the Holder entitled to such fractional Warrant Share a sum in cash equal to such fraction (calculated to the nearest 1/100th of a Warrant Share) multiplied by the then effective Exercise Price or (b) round up to the next whole share of Series C Preferred Stock..

13. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice or Form of Assignment) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in the Placement Agency Agreement prior to 5:00 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in the Placement Agency Agreement on a day that is not a Trading Day or later than 5:00 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices or communications shall be as set forth in the Placement Agency Agreement.

14. Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation and/or other entity into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15. Miscellaneous.

(a) Transfer or Assignment of Warrants. Subject to the restrictions on transfer set forth on the first page hereof, this Warrant may be transferred or assigned by the Holder to a Permitted Transferee pursuant to Section 3, provided that, among other things, the Permitted Transferee covenants to be bound by the terms hereof. This Warrant may not be assigned by the Company, except to a successor or assignee in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. Notwithstanding anything contained herein, the Company shall, upon written instructions from the Holder to be delivered to the Company within ninety (90) calendar days following the date of the issuance of this Warrant, transfer all or a portion of this Warrant to officers, directors, employees and other associated persons of the Holder and other registered dealers, agents and finders (collectively, “Permitted Designees”). Such transfer shall be effective upon delivery of this Warrant and the form of assignment attached hereto.

(b) No Dilution or Other Impairment. The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, seek to call or redeem this Warrant or avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares, free from all taxes, liens, security interests, encumbrances, preemptive or similar rights and charges of stockholders (other than those imposed by the Holders) on the exercise of the Warrant, and (iii) will not close its stockholder books or records in any manner which interferes with the timely exercise of this Warrant.

(c) Remedies; Specific Performance. The Company acknowledges and agrees that there would be no adequate remedy at law to the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant and accordingly, the Company agrees that, in addition to any other remedy to which the Holder may be entitled at law or in equity, the Holder shall be entitled to seek to compel specific performance of the obligations of the Company under this Warrant, without the posting of any bond, in accordance with the terms and conditions of this Warrant and if any action should be brought in equity to enforce any of the provisions of this Warrant, the Company shall not raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by the Holder hereof in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.

(d) Amendments and Waivers. The Company may, without the consent of the Holders (but with written notice to the Holders), by supplemental agreement or otherwise, (i) make any changes or corrections in this Warrant that are required to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or (ii) add to the covenants and agreements of the Company for the benefit of the Holders (including, without limitation, reduce the Exercise Price or extend the Expiration Date), or surrender any rights or power reserved to or conferred upon the Company in this Warrant; provided that, in the case of (i) or (ii), such changes or corrections shall not adversely affect the interests of Holders of then outstanding Warrants in any material respect. This Warrant may also be amended or waived with the consent of the Company and the Holder. Further, the Company may, with the consent, in writing or at a meeting, of the Holders of the then outstanding Warrants exercisable for at least fifty one (51%) percent of the Series C Preferred Stock issuable upon exercise of such Warrants (the “Required Holders”), amend in any way, by supplemental agreement or otherwise, this Warrant and/or all of the outstanding Warrants; provided, however, that (i) no such amendment by its express terms shall adversely affect any Holder differently than it affects all other Holders, unless such Holder consents thereto, and (ii) no such amendment concerning the number of Warrant Shares or Exercise Price shall be made unless any Holder who will be affected by such amendment consents thereto.

(e) Governing Law; Venue; Waiver of Jury Trial. This Warrant shall be governed by and construed exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to, arising out of or under this Warrant, shall be brought solely and exclusively in a federal or state court located in New York. By its execution hereof, the parties hereby expressly covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding (including, but not limited to, any motions made), the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements. The Company and Holders hereby waive all rights to a trial by jury.

(f) Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(g) Partial Invalidity. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(h) Rights as Stockholder. The Holder shall have no rights as a stockholder of the Company with respect to any Warrant Shares prior to the exercise of this Warrant, and then only with respect to those shares of Series C Preferred Stock actually acquired upon such due and proper exercise.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

KINTARA THERAPEUTICS, INC.

By:
	Name:	Scott Praill
	Title:	Chief Financial Officer

FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase shares of Series C Preferred Stock under the foregoing Warrant)

To: KINTARA THERAPEUTICS, INC.

The undersigned is the Holder of Warrant No. _______ (the “Warrant”) issued by Kintara Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

(a)	The Warrant is currently exercisable to purchase a total of ______________ Warrant Shares.

(b)	The undersigned Holder hereby exercises its right to purchase _________________ Warrant Shares pursuant to the Warrant.

(c)	The holder shall make payment of the Exercise Price as follows (check one):

_______________ “Cash Exercise” under Section 10.

_______________ “Cashless Exercise” under Section 10.

(d)	If the holder is making a Cash Exercise, the holder shall pay the sum of $____________ to the Company in immediately available funds in accordance with the terms of the Warrant.

(e)	Pursuant to this exercise, the Company shall deliver to the holder ______________ Warrant Shares in accordance with the terms of the Warrant.

(f)	Following this exercise, the Warrant shall be exercisable to purchase a total of ______________ Warrant Shares.

(g)	The Holder represents that, as of the date of exercise:

i.	the Warrant Shares being purchased pursuant to this Exercise Notice are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale; and

ii.	the Holder is an “accredited investor” as such term is defined in Rule 501(a)(1) of Regulation D promulgated by the U.S. Securities and Exchange Commission under the Securities Act.

(h)	If the Holder cannot make the representations required in Section (h)(ii) above because it is factually incorrect, it shall be a condition to the exercise of the Warrant that the Company receive such other representations as the Company considers necessary, acting reasonably, to assure the Company that the issuance of securities upon exercise of this Warrant shall not violate any United States or other applicable securities laws.

Dated: _______________, ___	Name of Holder:
(Print)

By:
Name:
Title:
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the within Warrant to purchase ____________ shares of Series C Preferred Stock of Kintara Therapeutics, Inc.to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of Kintara Therapeutics, Inc. with full power of substitution in the premises.

The undersigned transferee agrees to be bound by the covenants of the Warrant Holder during the term of the Warrant.

The undersigned transferee agrees represents and warrants that:

i.	the Warrant Shares being purchased pursuant to this Assignment are being acquired solely for the transferee’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale; and

ii.	the undersigned transferee is an “accredited investor” as such term is defined in Rule 501(a)(1) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

If the undersigned transferee cannot make the representations required in clause (ii) above because it is factually incorrect, it shall be a condition to the transfer of the Warrant that the Company receive such other representations as the Company considers necessary, acting reasonably, to assure the Company that the transfer of this Warrant shall not violate any United States or other applicable securities laws.

Dated: ________________, ____

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

Signature of Transferee

In the presence of:____________________

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